Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Alan Oshiki
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 612-8085	(212) 232-2222

Meritage 2004 First Quarter Sets All-Time Quarterly Records
For New Home Orders and Backlog

2004 First Quarter Increases over Prior Year:

•	43% RISE IN THE DOLLAR VALUE OF HOMES ORDERED, TO $592 MILLION

•	49% INCREASE IN HOMEBUILDING REVENUE, TO $424 MILLION

•	35% HIGHER ORDER BACKLOG AT MARCH 31, 2004, TO $900 MILLION

     Scottsdale, Arizona and Dallas (April 6, 2004) – Meritage Corporation (NYSE: MTH) today announced that the Company’s 2004 first quarter results set all-time quarterly records for new home orders and backlog, while closings set a first quarter record.

Summary Operating Results

	As of and for the Quarter Ended March 31
	(unaudited)
	$ Millions			Homes
	2004	2003	% Change	2004	2003	% Change
Homes ordered	$592	$413	43%	2,193	1,582	39%
Homes closed	$424	$283	49%	1,569	1,136	38%
Order backlog	$900	$667	35%	3,279	2,516	30%

     “Our first quarter of 2004 was truly exceptional,” said Steven J. Hilton, Meritage Co-Chairman and Co-Chief Executive Officer. “It marked the first time in our history that we received over 2,000 new home orders in one quarter, and we also set an all-time record for backlog. We believe these results lay the groundwork for us to achieve record results in revenue and earnings for the 17th consecutive year.”

     “The number of new home orders was up 39%, and the number of home closings increased 38% during the first quarter, with our backlog of sold but unclosed homes up 30%,” said John R. Landon, Co-

Chairman and Co-Chief Executive Officer. “This increased level of activity supports our belief that we continue to offer the right product at the right price in the right location. In addition, significantly all of our growth during the quarter was generated from organic sources, as our newly acquired Citation and start-up San Antonio operations represent only 5% or less of these results.”

     Meritage’s growth in order activity for the first quarter was led by its Northern California Region, where the number of new orders increased 90% over the same period in 2003. This was spearheaded by the Company’s San Francisco East Bay Division, which achieved a 125% rise in orders quarter-over-quarter. Strong order growth was also recorded in Arizona, where Meritage posted an overall 81% increase in the number of orders placed. All divisions in Arizona posted increases of greater than 45%, with the Company’s newly opened and existing communities selling well.

     “In Texas, our new home orders rose a solid 20%. The Austin market continues to improve as evidenced by a 40% increase in sales orders. The housing market remains strong in Houston, where we recorded a 33% increase in sales orders. Orders in our Dallas/Ft. Worth Division were relatively flat compared to the prior year’s first quarter; however, we believe that overall, the demand in the Texas market is healthy, and we anticipate growth in Texas in 2004. Strong orders in our Las Vegas Division caused several of our communities to sell out before their replacement communities were ready to begin sales,” commented Hilton. “As a result, we were actively selling in only one community in that division at March 31, 2004 as opposed to five at March 31, 2003, causing the number of new home orders in Nevada to fall 55% from last year’s first quarter. We anticipate orders will rebound later in the year as we plan to open six new communities in Las Vegas during the second and third quarters.”

     “We are very pleased with the progress of our start-up operation in San Antonio since the first community was introduced in April 2003. We recorded 35 new home orders in San Antonio during the first quarter of 2004, as compared to 46 during all of 2003. We are also enthusiastic about our January 2004 acquisition of Citation Homes of Southern California and anticipate solid growth in this division, which is located in the second largest single-family housing market in the U.S. Overall our orders have also been driven by a 21% increase in the number of actively selling communities at March 31, 2004 to 129 from 107 at March 31, 2003,” added Mr. Landon.

     “These outstanding first quarter results clearly support our strategy, which is based on an entrepreneurial culture, a conservative financial philosophy and a strong management team. In addition, our four to five years of lot inventory provides a ready supply of lots to support the Company’s future growth. We are also encouraged by the recent positive employment report, which we believe supports the healthy pulse of homebuying demand. With the all-time sales and backlog records we set in the first quarter, we believe we will reach our goal of $1.7 to $1.8 billion in home closing revenue in 2004”, concluded Mr. Hilton.

     Meritage plans to release its 2004 first quarter financial results on Tuesday, April 20, 2004, after market closing. In conjunction with the earnings release, the Company will hold a conference call on Wednesday, April 21, 2004 at 11:00 a.m. EST. To participate in the call, please dial in at least five minutes before the start time. The domestic dial-in number is 1-800-500-0311 and the international dial-in number is 1-719-457-2698. The Company will be webcasting a presentation along with the conference call. The webcast and presentation can be accessed through the Company’s website at www.meritagehomes.com. The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.

About Meritage Corporation

     Meritage Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH. Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004. Additionally, Meritage is ranked No. 11 of Fortune’s Fastest Growing Companies in America, its third appearance on this list in five years. The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list and is part of an elite group of only five companies on the list that have exceeded 50% in five-year annualized total return. In its 18-year history the Company has built approximately 29,000 homes, ranging from entry-level to semi-custom luxury. Meritage operates in fast-growing states of the South and West, including five of the top ten housing markets in the country. The Meritage web site is located at www.meritagehomes.com.

Meritage Corporation and Subsidiaries
Operating Data
($ in thousands)

	As of And For The
	Quarter Ended March 31,
	2004		2003
	Homes	$	Homes	$
Homes Ordered:
Texas	947	199,941	791	161,135
Arizona	807	208,389	447	123,653
California	365	159,831	180	89,775
Nevada	74	23,923	164	38,301

Total	2,193	592,084	1,582	412,864

Homes Closed:
Texas	730	157,356	606	121,503
Arizona	381	97,933	250	67,125
California	307	130,870	158	67,303
Nevada	151	37,428	122	27,479

Total	1,569	423,587	1,136	283,410

	As of And For The
	Quarter Ended March 31,
	2004		2003
	Homes	$	Homes	$
Order Backlog:
Texas	1,336	284,004	1,270	258,531
Arizona	1,258	348,815	663	200,683
California	538	227,290	355	159,399
Nevada	147	40,133	228	48,605

Total	3,279	900,242	2,516	667,218

# # #

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our expectation of record operating results in 2004 and our opportunity for future growth in 2004 and beyond, the number of communities we plan to open, our expectation that order activity in our Nevada Region will rebound during the second and third quarters of 2004, and our ability to reach our sales revenue goal in 2004. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

     Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles which govern ‘variable interest entities’ (FIN 46R), including our ability to use rolling option contracts and long-term purchase agreements to control land for future development, limitations on our ability to engage in such transactions with certain land sellers, the possibility that we may need to record more land and liabilities on our balance sheet, purchase land sooner than expected, cancel certain contracts and write off any earnest money deposits related to such contracts, or sell our interest in certain agreements to an independent third party; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition”. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #